Prospectus Supplement No. 9 (to Prospectus dated April 26, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-265337

EVE HOLDING, INC.

319,264,425 SHARES OF COMMON STOCK

14,250,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

66,845,072 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This Prospectus Supplement, dated October 31, 2023 (the “Supplement”), supplements the prospectus, dated April 26, 2023, filed by Eve Holding Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on April 26, 2023 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (File No. 333-265337) (the “Prospectus”), relating to the issuance by the Company of up to 66,845,072 shares of common stock, comprising (i) the shares of common stock that may be issued upon exercise of 11,500,000 outstanding public warrants (as defined in the Prospectus), (ii) the shares of common stock that may be issued upon exercise of 14,250,000 outstanding private placement warrants (as defined in the Prospectus), and (iii) up to 41,095,072 shares of common stock that may be or have been issued upon exercise of the new warrants (as defined in the Prospectus). The Prospectus also relates to the resale by certain of the Selling Securityholders (as defined in the Prospectus) of up to 319,264,425 shares of common stock, comprising (i) 220,000,000 shares of common stock issued in connection with the business combination with the urban air mobility business of Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), originally issued at a price of $10.00 per share in exchange for Embraer’s interests in EVE UAM, LLC, (ii) 35,730,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the business combination, originally issued at a price of $10.00 per share, (iii) 5,750,000 shares of common stock that were converted in connection with the business combination on a one-to-one basis from Zanite Acquisition Corp. Class B common stock originally issued at a price of $0.004 per share, (iv) 260,000 shares of common stock underlying restricted stock units granted to certain directors and an officer of the Company, (v) 140,000 restricted shares of common stock granted to an officer of the Company, (vi) up to 14,250,000 shares of common stock that may be issued upon exercise of private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement (as defined in the Prospectus), originally issued at a price of $1.00 per warrant, (vii) up to 41,095,072 shares of common stock that may be or have been issued upon exercise of new warrants that have been issued or are issuable, subject to triggering events, to United Airlines Ventures, Ltd., a Cayman Islands company (“United”), and certain Strategic PIPE Investors (as defined in the Prospectus) originally issued in connection with entering into certain commercial arrangements without the payment of any purchase price and (viii) 2,039,353 shares of common stock issued to United in a private placement consummated on September 6, 2022 for a purchase price per share of $7.36 and an aggregate purchase price of $15,000,000. The Prospectus also relates to the resale by certain of the Selling Securityholders of 14,250,000 private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement, originally issued at a price of $1.00 per warrant.

This Supplement is being filed to update and supplement the information contained in the Prospectus with the information from our Form 8-K, filed with the SEC on October 31, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.

This Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Our common stock and public warrants trade on the New York Stock Exchange under the symbols “EVEX” and “EVEXW,” respectively. On October 30, 2023, the last quoted sale price for our common stock as reported on NYSE was $7.50 per share and the last quoted sale price for our public warrants was $0.72 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement is dated October 31, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2023

EVE HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39704	85-2549808
(Commission File Number)	(IRS Employer Identification No.)

1400 General Aviation Drive, Melbourne, Florida	32935
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (321) 751-5050

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	EVEX	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock	EVEXW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 25, 2023, André Duarte Stein, Chief Strategy Officer of Eve Holding, Inc. (the “Company”), informed the Company of his intent to resign from the Company. Mr. Stein’s last day at the Company will be November 1, 2023.

Mr. Stein’s resignation is not the result of any disagreement with the Company with respect to any matter relating to the Company’s operations, policies, or practices.

(d) On October 30, 2023, the Board of Directors (the “Board”) of the Company appointed Gerard J. DeMuro as a Class III director of the Board, effective November 1, 2023. Mr. DeMuro was selected as a designee of  Zanite Sponsor LLC (“Zanite”) pursuant to the Stockholders Agreement, dated as of May 9, 2022, by and among the Company, Embraer Aircraft Holding, Inc. and Zanite to fill the vacancy on the Board created by the previously disclosed resignation of Kenneth C. Ricci.

The Board has determined that Mr. DeMuro does not qualify as an independent director in accordance with the requirements of the New York Stock Exchange. Mr. DeMuro, however, will participate in the Company’s standard compensation program for non-employee directors, as described in the Company’s 2023 proxy statement filed with the Securities and Exchange Commission on April 10, 2023, provided that (i) Mr. DeMuro will not receive any payments related to his Board service for calendar year 2023 and (ii) his first Board equity grant will occur during the next annual grant cycle.

Mr. DeMuro is expected to be named to the Compensation Committee of the Board. At this time, the Company is not aware of any transactions in which Mr. DeMuro has a direct or indirect interest that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVE HOLDING, INC.

Date: October 31, 2023	By:	/s/ Eduardo Siffert Couto
		Name:	Eduardo Siffert Couto
		Title:	Chief Financial Officer